Exhibit 10.2
Compensation Information for Executive Officers
GTx Executive Bonus Compensation Plan
Effective January 1, 2007
Plan Objectives
The objectives of the GTx Executive Bonus Compensation Plan (the “Bonus Plan”) are to:
*	provide a link between compensation and performance

*	motivate participants to achieve individual and company objectives

*	enable the company to attract and retain highly qualified executives
Eligibility
All GTx executive officers (defined as officers who are vice presidents or above within the organization) to participate in the Bonus Plan for each performance year (which, for purposes hereof, will be the company’s calendar year commencing with the calendar year 2007), subject to the following exceptions:
     *Executive officers who receive a performance rating by his or her superior (or, for the Chief Executive Officer (CEO), a rating by the Compensation Committee) of less than 3 on his or her annual performance evaluation, where 5 is considered the highest and 1 is the lowest, are not eligible for a bonus award for that calendar year regardless of whether he or she obtained the Bonus Plan objectives established at the beginning of the performance year for the executive.
     *Executive officers whose initial hire date is in November or December of a performance year first become eligible for a bonus award in the following year.
     *Any executive officer who joins the company before November of the performance year may be eligible for a prorated bonus award, depending on the length of service during such year, or may be eligible for a full bonus award for the performance year if the Compensation Committee approves such an award.
     *Any GTx employee who is elected to serve as an executive officer of the company during a performance year may be eligible for a full bonus award for the performance year if his or her Bonus Plan objectives are approved by the Compensation Committee as being sufficiently fair to evaluate the performance of the newly elected executive officer for such performance year.
Unless terms of an applicable severance plan provide otherwise, a participant whose employment is terminated (or who notifies the company that he or she intends to terminate his or her employment) for any reason other than death or disability prior to the payment date (normally in February or March following the performance year) will not be eligible for a bonus award.
Terms and Conditions of Bonus Awards
(a) Pre-Established Performance Goals. Payment of bonus awards shall be based solely on account of the attainment of one or more pre-established, objective Performance Goals. The Compensation Committee shall approve one or more objective Performance Goals with respect to each eligible executive officer in writing not later than 90 days after the commencement of the performance year for which the Performance Goals relate, provided that the outcome of the Performance Goals is substantially uncertain at the time of their approval by the Compensation Committee. Performance Goals shall be based on criteria and objectives that are consistent with the goals, objectives and strategies of the company and should be designed to reward the executive officer who achieves his or her Performance Goals for assisting the company in obtaining its goals and objectives.
(b) Committee Certification. Prior to the payment of any bonus award, the Compensation Committee shall determine by an affirmative vote of the Compensation Committee that the Performance Goals were satisfied.
Target Bonus Awards
Target bonus awards will be approved by the Compensation Committee after reviewing recommendations and other information supplied to the Compensation Committee by the company. The target bonus awards will be communicated to the eligible executive officers in writing annually at or prior to the determination of the Performance Goals for the performance year. Bonus awards shall be expressed as a percentage of base salary for each eligible executive officer and shall be calculated by multiplying the percentage attained, as determined by the Compensation Committee after review of executive officers performance for the performance year, times the executive officer’s annualized base salary as of the end the applicable performance year.
Administration of the Bonus Plan
(a) The Committee. The Plan shall be administered by the Compensation Committee.
(b) Powers of the Committee. Subject the provisions of the Bonus Plan (including any other powers given to the Compensation Committee hereunder), the Compensation Committee shall have the authority, in its discretion:
*	to approve the Performance Goals;

*	to construe and interpret the terms of the Bonus Plan and bonuses awarded under the Bonus Plan;

*	to establish and approve additional terms, conditions, rules or procedures for the administration of the Bonus Plan; and

*	to take such other action, not inconsistent with the terms of the Bonus Plan, as the Compensation Committee deems appropriate.
(c) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board, members of the Compensation Committee who administer the Bonus Plan shall be defended and indemnified by the company to the extent permitted by law on an after-tax basis against all reasonable expenses (including attorneys’ fees), actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Bonus Plan, or any bonus awarded hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within 30 days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the company, in writing, the opportunity at the company’s expense to handle and defend the same.
     Amendment, Suspension or Termination of the Plan.
The Board may at any time amend, suspend or terminate the Bonus Plan at any time.
Unfunded Obligation.
Executive officers who are eligible to participate in the Bonus Plan shall have the status of general unsecured creditors of the company. Any amounts payable to such employees pursuant to the Bonus Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. The company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. Eligible executive officers shall have no claim against the company for any changes in the value of any assets that may be invested or reinvested by the company with respect to the Bonus Plan.